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                                                                     Exhibit 4.1








                                   KFORCE.COM
                            EXECUTIVE INVESTMENT PLAN

                           EFFECTIVE FEBRUARY 1, 2000





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                                   KFORCE.COM
                            EXECUTIVE INVESTMENT PLAN

I.       PURPOSE AND EFFECTIVE DATE

         1.1. PURPOSE. The kforce.com Executive Investment Plan has been established by Romac International, Inc. (predecessor to kforce.com) to attract and retain key management employees by providing a tax-deferred capital accumulation vehicle, thereby encouraging savings for retirement.

         1.2. EFFECTIVE DATE. The Plan shall be effective February 1, 2000 and shall remain in effect until terminated in accordance with
                  Article 10.

         1.3. PRIOR PLAN. The Plan is intended to replace the 401(k) Mirror Plan. As of the Effective Date, every account balance under the 401(k) Mirror Plan, determined as of January 31, 2000, shall be transferred to this Plan, and the 401(k) Mirror Plan shall no longer separately exist.

II.      DEFINITIONS

         When used in the Plan and initially capitalized, the following words and phrases shall have the meanings indicated:

         2.1. "Account" means the recordkeeping account established for each Participant in the Plan for purposes of accounting for the amount of Base Salary and Bonus deferred under Article 4, transfers of restricted stock and exercised stock options, if any, under Article 4, and Discretionary Credits, if any, to be credited under Article 5, adjusted periodically to reflect assumed investment return on such deferrals and credits in accordance with Article 6.

         2.2. "Administrator" means the Plan Administration Committee or such other individual or committee appointed by the Board to administer the Plan in accordance with Article 9.

         2.3. "Affiliate" means (i) any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code
                  Section 414, and (ii) any other entity that is designated as an Affiliate by the Board.

         2.4. "Base Salary" means a Participant's base salary or draw as shown in the personnel records of the Company, and commissions payable to a Participant who is a commissioned sales employee.

         2.5. "Beneficiary" means the person or entity designated by the Participant to receive the Participant's Plan benefits in the event of the Participant's death. If the Participant does not designate a Beneficiary, or if the Participant's designated Beneficiary predeceases the Participant, the Participant's estate shall be the Beneficiary under the Plan.

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         2.6.     "Board" means the Board of Directors of the Company.

         2.7. "Bonus" means the annual bonus payable to a Participant as incentive compensation as determined by the Company, and any other bonus which the Administrator, in its sole discretion, determines is eligible for deferral under the Plan.

         2.8. "Change in Control" means the happening of any of the following events:

                  (a) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of forty percent or more of the total number of shares entitled to vote in the election of directors of the Board,

                  (b) the Company is merged into any other company or substantially all of its assets are acquired by any other company, or

                  (c) three or more directors nominated by the Board to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.

         2.9.     "Code" means the Internal Revenue Code of 1986, as amended.

         2.10. "Company" means Romac International, Inc. (predecessor to kforce.com) and any successor thereto.

         2.11. "Company Stock Long Term Holding Account" means the assumed investment alternative under which all Discretionary Credits and transfers, if any, of restricted stock or exercised stock options shall be deemed invested. Any amounts deemed invested in the Company Stock Long Term Holding Account shall be valued in the same manner as amounts deemed invested in Company common stock, and cannot be diversified into other investment options. Amounts deemed invested in the Company Stock Long Term Holding Account shall be distributed solely in shares of Company common stock.

         2.12. "Deferral Election" means the election made by an Eligible Employee to defer Base Salary and/or Bonus in accordance with
                  Article 4.

         2.13. "Disability" shall have the same meaning as permanent disability under the Company long-term disability plan. For purposes of this Plan, a Participant who is eligible for disability benefits under the Company long-term disability plan shall be treated as having terminated employment with the Company.

         2.14. "Discretionary Credit" means an amount credited to a Participant's Account, as determined by the Company in its sole discretion.

         2.15. "Election Period" means the period specified by the Administrator during which a Deferral Election may be made with respect to Base Salary or Bonus payable for a Plan Year.




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         2.16.    "Eligible Employee" means, with respect to any Plan Year,
                  unless determined otherwise by the Board, the following classes of employees:

                  (a) Core employees of the Company whose projected Base Salary for the Plan Year is at least $85,000;

                  (b) Billable hourly employees of the Company whose projected annual compensation (including Base Salary and Bonus) for the immediately preceding Plan Year is at least $85,000;

                  (c) Commissioned sales employees of the Company whose projected annual compensation (including Base Salary and Bonus) for the immediately preceding Plan Year is at least $85,000.

         2.17. "401(k) Mirror Plan" means the Romac International, Inc. Deferred Compensation Plan.

         2.18. "Normal Retirement Age" means for any Plan Participant, the later of the day following third anniversary of the date of the Participant's initial Plan Participation, or the date on which the Participant attains age 55. Any Participant who has attained Normal Retirement Age and continues to meet the eligibility requirements under the Plan may continue to defer Base Salary and Bonus under this Plan.

         2.19. "Participant" means an Eligible Employee who has elected to defer Base Salary and/or Bonus under the Plan or who has been credited with a Discretionary Credit.

         2.20. "Plan" means the kforce.com Executive Investment Plan, as amended from time to time.

         2.21. "Plan Year" means the calendar year; provided, however, that the first Plan Year shall commence on February 1, 2000 and end on December 31, 2000.

         2.22. "Retirement" means termination of employment with the Company or its Affiliates on or after the Participant's Normal Retirement Age.

         2.23. "Valuation Date" means a date on which a Participant's Account is valued, which shall be the last business day of each calendar month, and such other dates as may be specified by the Administrator.

III.     PARTICIPATION

         3.1. ELIGIBLE EMPLOYEES. An Eligible Employee shall become a Participant in the Plan by filing a Deferral Election with the Administrator in accordance with Article 4. An Eligible Employee who is not otherwise a Participant in the Plan shall become a Participant in the Plan on the date he or she is credited with a Discretionary Credit.



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         3.2.     401(k) MIRROR PLAN PARTICIPANTS. Any individual with an
                  account balance under the 401(k) Mirror Plan as of January 31, 2000 shall become a Participant in this Plan automatically effective February 1, 2000. Such Participant's account balance under the 401(k) Mirror Plan, determined as of January 31, 2000, shall be transferred to the Plan as of February 1, 2000. Accounts transferred under this Section 3.2 shall vest in accordance with the terms of this Plan; provided that each Participant's vested percentage in his or her 401(k) Mirror Plan account transferred to this Plan shall never be less than his or her vested percentage in such account under the terms of the 401(k) Mirror Plan. An individual who becomes a Participant under this Section 3.2 must submit an assumed investment allocation election under Section 6.2 regardless of whether he or she elects to defer any compensation under the Plan.

         3.3. ERISA APPLICATION. If the Administrator determines that participation by one or more Participants shall cause the Plan to be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended, the entire interest of such Participant or Participants under the Plan shall be paid immediately to such Participant or Participants or shall otherwise be segregated from the Plan in the discretion of the Administrator, and such Participant or Participants shall cease to have any interest under the Plan.

IV.      DEFERRAL OF COMPENSATION, TRANSFERS OF STOCK OPTIONS AND RESTRICTED
         STOCK

         4.1. DEFERRAL OF BASE SALARY. An Eligible Employee may elect to defer up to 100% of his or her Base Salary for a Plan Year by filing a Deferral Election in accordance with Section 4.3. To the extent provided by the Administrator, commissioned sales employees may make separate Deferral Elections with respect to draw and commissions.

         4.2. DEFERRAL OF BONUS. An Eligible Employee may elect to defer up to 100% of his or her Bonus for a Plan Year by filing a Deferral Election in accordance with Section 4.3.

         4.3. DEFERRAL ELECTIONS. A Participant's Deferral Election shall be in writing, and shall be filed with the Administrator at such time and in such manner as the Administrator shall provide, subject to the following:

                  (a) A Deferral Election shall be made during the Election Period established by the Administrator, which shall end no later than the last day of the Plan Year preceding the Plan Year in which Base Salary would otherwise be payable and, in the case of Bonus, to which such Bonus relates. With respect solely to the first Plan year of the Plan, commencing February 1, 2000, the Election Period shall end no later than January 31, 2000.

                  (b) Deferral Elections may be expressed as a percentage of Base Salary or Bonus, within the limits provided under the Plan.




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                  (c)   The minimum annual deferral under the Plan shall be
                        $2,500 and any Deferral Election that would provide a lesser deferral for a Plan Year shall be disregarded for such Plan Year.

                  (d) Notwithstanding the foregoing provisions of this Section 4.3, the Administrator, in its sole discretion, may provide that a core employee who becomes an Eligible Employee after the first day of a Plan Year may make a Deferral Election within 30 days of first becoming an Eligible Employee, which Deferral Election shall relate to Base Salary and Bonus earned for periods after the date such election is made.

                  Once made, a Deferral Election shall remain in effect for subsequent Plan Years unless changed or revoked by the Participant in accordance with rules established by the Administrator. Any such modification or revocation shall be effective for the Plan Year following the Plan Year in which it is made; provided that such revocation shall become effective as soon as practicable in the event it is made because of the Participant's Disability or if the Administrator, in its sole discretion, determines that the Participant has suffered a severe financial hardship or a bona fide administrative mistake was made. If a Deferral Election is revoked in accordance with the preceding sentence, the Participant may not make a new Deferral Election until the election period established by the Administrator for making deferrals for the next Plan Year.

         4.4. CREDITING OF DEFERRAL ELECTIONS. The amount of Base Salary and Bonus that a Participant elects to defer under the Plan shall be credited by the Company to the Participant's Account as of the first day of the month in which the Base Salary or Bonus would have been payable absent the Deferral Election.

         4.5. TRANSFERS OF RESTRICTED STOCK AND EXERCISED STOCK OPTIONS. The Administrator, in its sole discretion, may permit a Participant to transfer to the Plan certain restricted stock and exercised stock options, provided the plans under which the restricted stock or stock options were granted anticipate and provide for the deferral of receipt of unrestricted stock under such plans through such a transfer. Prior to any transfer, the Participant must provide evidence satisfactory to the Administrator that all criteria under the applicable restricted stock plan or stock option plan for the deferral of receipt of unrestricted stock that would otherwise occur under such plan have been satisfied. Upon any transfer under this
                  Section 4.5, the Participant's interest in the transferred restricted stock or exercised stock option shall be represented solely by units of Company common stock and shall be held in the Company Stock Long Term Holding Account. Distribution of the units of Company common stock representing any transfer under this Section 4.5 shall occur in accordance with Article 7.

V.       EMPLOYER CREDITS

         5.1. DISCRETIONARY CREDITS. The Administrator may award a Participant a Discretionary Credit in an amount determined by the Administrator in its sole discretion. Discretionary Credits shall be awarded in units of Company common stock. Any such Discretionary Credit shall be credited to the Participant's Account at the time determined by the


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                  Administrator and shall be subject to such terms and
                  conditions as the Administrator may establish.

         5.2. VESTING AND FORFEITURES. A Participant's Discretionary Credits for any Plan Year shall become fully vested and nonforfeitable on the date following the date the Participant completes three years of continuous employment, commencing on the date such discretionary Credits are awarded to the Participant. Subject to Section 5.3, any portion of a Participant's Account that is not vested upon the Participant's termination of employment with the Company and its Affiliates shall be permanently forfeited. Forfeited amounts shall be reallocated to all remaining Plan Participants as of the Valuation Date coincident with or next following the date of the forfeiture in the same ratio that each Participant's Account balance, as of such Valuation Date, bears to the total value of all Account balances under the Plan, as of such Valuation Date.

         5.3.     ACCELERATION OF VESTING. Notwithstanding the provisions of
                  Section 5.2, a Participant's Discretionary Credits, if any, shall become fully vested upon the following events:

                  (a)   the Participant's Retirement;

                  (b)   the Participant's Disability;

                  (c)   the Participant's death;

                  (d)   a Change in Control; or

                  (e)   termination of the Plan under Article 10.

VI.      PLAN ACCOUNTS

         6.1. VALUATION OF ACCOUNTS. The Administrator shall establish an Account for each Participant who has filed a Deferral Election to defer Base Salary and/or Bonus or who has been awarded a Discretionary Credit. As of each Valuation Date, the Participant's Account shall be adjusted upward or downward to reflect the following:

                  (a) each Participant's deferrals and Discretionary Credits as set forth in Sections 4.4 and 5.2, respectively, made during the valuation period to which such Valuation Date applies, to be credited as of the beginning of the first day of the valuation period;

                  (b) the investment return to be credited or debited, as applicable, as of such Valuation Date pursuant to
                        Section 6.2;

                  (c) the amount of distributions under Article 7 or Article 8, if any, paid during the valuation period to which such Valuation Date applies, to be credited as of the beginning of the first day of the valuation period;



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                  (d)  the amount of forfeitures under Sections 5.2 or 7.4, if any, occurring during the valuation period to which such Valuation Date applies, to be credited as of the beginning of the first day of the valuation period.

         6.2. CREDITING OF INVESTMENT RETURN. As of each Valuation Date, a Participant's Account balance shall be adjusted upward or downward for increases and decreases in the fair market value of the investments in which it is deemed invested, in accordance with Section 6.3, during the period since the immediately preceding Valuation Date. Such adjustment shall reflect the Participant's pro rata share of fund investment fees and maintenance fees, if any, for any funding vehicle under any trust described in Section 11.3. The value of deemed investments in Company common stock shall be determined based on the closing NASDAQ price for a share of Company common stock on each Valuation Date. A Participant's deemed investment in Company common stock shall be adjusted to reflect stock splits, combinations or subdivisions of shares, recapitalization or other stock-related events that affect the number of shares of Company common stock. Any such stock-related event shall be reflected in the Participant's Account as of the beginning of the first day of the month in which it occurs. In addition, dividends paid on Company common stock, if any, shall be deemed paid on amounts held under the Company common stock assumed investment alternative as of the beginning of the first day of the month in which such dividends are paid. Such deemed dividends shall be treated as if they were invested in additional Company common stock.

         6.3. ASSUMED INVESTMENT ALTERNATIVES. The Administrator shall designate the assumed investment alternatives that will be available from time to time under the Plan for purposes of measuring a Participant's investment return under Section 6.2. Such assumed investment alternatives shall include an assumed investment in Company common stock. Subject to such rules and limitations as the Administrator may determine, each Participant shall designate in his or her initial Deferral Election one or more assumed investments established by the Administrator under this Section 6.3 in which the amounts credited to his or her Account shall be deemed invested. On or before the first day of each month, a Participant may make a new election with respect to the assumed investments in which his Account shall be deemed invested in the future. Any such election shall be made in the form and at the time specified by the Administrator; and shall become effective as of the first day of the month following the month in which it is received. Notwithstanding any of the foregoing, Discretionary Credits and transfers, if any, of restricted stock or exercised stock options always shall be deemed to be invested in the Company Stock Long Term Holding Account. In the event a Participant fails to make a designation among the assumed investment alternatives, the entire value of his or her Account, other than Discretionary Credits and transfers, if any, of restricted stock or exercised stock options, shall be deemed to be invested in the money market fund assumed investment alternative.

         6.4. INVESTMENT ALTERNATIVES AFTER DEATH. For periods after the Valuation Date coincident with or following a Participant's death, the Participant's Account balance, other than amounts deemed invested in the Company Stock Long Term Holding Account, shall be treated as if it were invested in a fixed interest rate account at prevailing short-term interest rates,



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                  as determined by the Administrator. Beneficiaries shall not be permitted to make elections with respect to assumed investment alternatives under the Plan.

         6.5. QUARTERLY STATEMENT OF ACCOUNT. As soon as practicable after the close of each calendar quarter, the Administrator shall prepare and deliver to each Participant a statement of such Participant's Account balance as of the Valuation Date occurring on the last day of such calendar quarter. In the event of a Participant's Retirement, Disability, death or termination of employment, a statement of account shall be prepared for such Participant as of the Valuation Date coincident with or next following such event.

VII.     PAYMENT OF BENEFITS

         7.1. IN-SERVICE DISTRIBUTION AT A SPECIFIC FUTURE DATE. A Participant may elect to receive scheduled in-service distributions from the Plan under one or both of the following methods:

                  (a) At the time a Participant initially elects to participate in the Plan, the Participant may elect one or more future Valuation Dates on which all or a portion of his or her vested Account as of such date shall be paid. Any such future date shall be a Valuation Date in a specific future year which is at least two Plan Years after the Plan Year for which the initial Deferral Election is made; provided, however, only one distribution per Plan Year may be elected under this
                        Section 7.1(a); provided, further that, if the Participant elects a distribution at one or more specific future dates and has a termination of employment prior to any such date, distribution shall commence pursuant to Sections 7.2, 7.3, 8.1 or 8.2, as applicable. A distribution election under this Section
                        7.1 may be extended once to a Valuation Date in a future Plan Year, or revoked by filing an extension or revocation election with the Administrator at least 12 months prior to the first day of the Plan Year in which the distribution under this Section 7.1(a) is scheduled to take place.

                  (b) During the Election Period for any Plan Year, the Participant may elect a future Valuation Date on which amounts deferred under the Participant's Deferral Election for that Plan Year, and any Discretionary Credits awarded in that Plan Year which have vested, adjusted for investment experienced gains or losses, shall be paid. Any such future date shall be a Valuation Date in a specific future year which commences one year, two years or three years following the first day of the Plan Year for which such Deferral Election applies. If the Participant elects a distribution at a specific future date under this Section 7.1(b) and has a termination of employment prior to such date, distribution shall commence pursuant to Sections 7.2, 7.3, 8.1 or 8.2, as applicable.

         7.2. DISTRIBUTION UPON RETIREMENT OR DISABILITY. If a Participant terminates employment with the Company and Affiliates by reason of Retirement or Disability, distribution of the Participant's Account shall be made or commence as soon as



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                  administratively practicable after such termination.
                  Distribution under this Section 7.2 shall be made (i) in a lump-sum payment or (ii) in annual installments for 5, 10 or 15 years, as elected by the Participant. A Participant may change the time and form of his or her distribution election under this Section 7.2 by filing a new election with the Administrator; provided, however, that any election that has not been on file with the Administrator at least 12 months prior to the first day of the Plan Year in which the Participant's termination of employment occurs shall be void and disregarded. Notwithstanding the foregoing, a Participant whose termination of employment occurs by reason of Disability may request that the Administrator distribute the Participant's Account in a lump-sum payment following such termination of employment, in which case the Administrator, in its sole discretion, shall determine whether to make payment in a lump sum. If the Participant does not have a valid election on file with the Administrator at the time of Retirement or Disability, the Participant's Account shall be paid in a lump sum.

         7.3. DISTRIBUTION ON OTHER TERMINATION OF EMPLOYMENT. If a Participant's employment with the Company or Affiliates terminates for any reason other than Retirement, Disability or death, distribution of the Participant's vested Account shall be made or commence as soon as administratively practicable after such termination. Distribution of the Participant's vested Account under this Section 7.3 shall be made (i) in a lump-sum payment or (ii) in annual installments of up to 5 years, as elected by the Participant. A Participant may change the time and form of his or her distribution election under this Section 7.3 by filing a new election with the Administrator; provided, however, that any election that has not been on file with the Administrator at least 12 months prior to the first day of the Plan Year in which the Participant's termination of employment occurs shall be void and disregarded. If the Participant does not have a valid election on file with the Administrator at the time of termination of employment, the Participant's vested Account shall be paid in a lump sum.

         7.4. UNSCHEDULED WITHDRAWAL. Prior to the date otherwise scheduled for payment under the Plan, a Participant may request a withdrawal of all or a portion of his or her vested Account, by filing with the Administrator at any time an election specifying the amount of the vested Account to be withdrawn. Payment of such amount, adjusted by the amount forfeited in subsection (a) below, shall be made as of the first Valuation Date administratively practicable after such request is received, and shall be subject to the following:

                  (a) An amount equal to 10% of the withdrawal requested shall be debited to the Participant's vested Account and permanently forfeited.

                  (b) Any request submitted under this Section 7.4 after the Participant has terminated employment must be for his or her entire Account balance, which shall be paid in a lump sum.

                  (c) Any Deferral Election in effect at the time of such withdrawal shall be void after such withdrawal.



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                  (d)   The Participant shall not be eligible to file a new
                        Deferral Election until the Election Period for the Plan Year commencing at least one year after such withdrawal.

         7.5. UNFORESEEABLE EMERGENCY. Prior to the date otherwise scheduled for payment under the Plan, upon showing an unforeseeable emergency, a Participant, or Beneficiary in the event of the Participant's death, may request that the Administrator accelerate payment of all or a portion of his or her vested Account in an amount not exceeding the amount necessary to meet the unforeseeable emergency. For purposes of the Plan, an unforeseeable emergency means an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the Participant if early withdrawal were not permitted. The Administrator, in its sole discretion, shall make the determination of an unforeseeable emergency, based on such information as the Administrator shall deem to be necessary. Any accelerated payment made under this Section 7.5 shall not be subject to the withdrawal provisions of Section 7.4.

         7.6. TIME AND FORM OF ELECTIONS. All distribution and withdrawal elections under this Article 7 shall be made at the time and in the form established by the Administrator and shall be subject to such other rules and limitations that the Administrator, in its sole discretion, may establish.

         7.7. FORM OF PAYMENT. All distributions and withdrawals, other than those made from the Company Stock Long Term Holding Account, shall be made in cash. Distributions from the Company Stock Long Term Holding Account shall be made in shares of Company common stock.

VIII.    DEATH BENEFITS

         8.1. DEATH PRIOR TO TERMINATION OF EMPLOYMENT. Subject to Section 8.3, if a Participant dies prior to his or her termination of employment, the Participant's Beneficiary shall receive a survivor benefit in an amount equal to the sum of:

                  (a) the Participant's Account balance as of the Valuation Date coincident with or next preceding the Participant's date of death, PLUS

                  (b) the Participant's total Base Salary and Bonus deferrals under the Plan, multiplied by two.

                  Such survivor benefit shall be paid in a single lump sum as soon as practicable following the Participant's death.

         8.2. DEATH AFTER TERMINATION OF EMPLOYMENT. Subject to Section 8.3, if a Participant terminates employment for any reason, and dies prior to the time his or her Account balance has been fully distributed, the Participant's Beneficiary shall receive the remaining portion of the Participant's Account at the regularly-scheduled date of payment for any remaining payments of the Participant's Account.



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         8.3.     OTHER CONDITIONS. Notwithstanding the foregoing provisions of this Article 8, if the Participant's death occurs within two years of initial Plan participation, and such death occurs by reason of suicide (as reported on the Participant's death certificate or determined by the Administrator in good faith), the Participant's Beneficiary shall receive solely the Participant's Account balance as of the Valuation Date coincident with or next following the date of his or her death in full satisfaction of the Company's obligations under the Plan.

         8.4. ADMINISTRATOR DISCRETION REGARDING FORM. Notwithstanding the foregoing provisions of this Article 8, a Beneficiary may request that the Administrator approve an alternate form of payment of survivor benefits under this Article 8, which request may be granted in the sole discretion of the Administrator.

IX.      ADMINISTRATION

         9.1. AUTHORITY OF ADMINISTRATOR. The Administrator shall have full power and authority to carry out the terms of the Plan. The Administrator's interpretation, construction and administration of the Plan, including any adjustment of the amount or recipient of the payments to be made, shall be binding and conclusive on all persons for all purposes. Neither the Company, including its officers, employees or directors, nor the Administrator or the Board or any member thereof, shall be liable to any person for any action taken or omitted in connection with the interpretation, construction and administration of the Plan.

         9.2. PARTICIPANT'S DUTY TO FURNISH INFORMATION. Each Participant shall furnish to the Administrator such information as it may from time to time request for the purpose of the proper administration of this Plan. In the event a Participant fails to provide such information, all obligation of the Administrator, the Company and any of its Affiliates to such Participant shall be deemed satisfied, until such information is provided.

         9.3. CLAIMS PROCEDURE. If a Participant or Beneficiary ("Claimant") is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrator. The Administrator shall notify the Claimant within 90 days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrator prior to the end of the 90-day period stating that special circumstances require an extension (of up to 90 additional days) of the time for decision. The notice of the decision shall be in writing, sent by mail to Claimant's last known address, and if a denial of the claim, shall contain the following information: (a) the specific reasons for the denial; (b) specific reference to pertinent provisions of the Plan on which the denial is based; and (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure. A Claimant is entitled to request a review of any denial of his or her claim by the Board. The request for review must be submitted within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim shall be deemed to be conclusively denied. The Claimant or his or her representatives shall be entitled to review all pertinent documents, and to submit issues and comments orally and in



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                  writing. The Board shall render a review decision in writing within 60 days after receipt of a request for a review; provided that, in special circumstances the Board may extend the time for decision by not more than 60 days upon written notice to the Claimant. The Claimant shall receive written notice of the Board's review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

X.       AMENDMENT AND TERMINATION

         The Board may amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall have a material adverse effect on any Participant's rights under the Plan accrued as of the date of such amendment or termination. Upon termination of the Plan, the Board shall cause a lump-sum payment of all benefits for all Participants at substantially the same time.

XI.      MISCELLANEOUS

         11.1. NO IMPLIED RIGHTS; RIGHTS ON TERMINATION OF SERVICE. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Board or the Administrator in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, neither the Company nor any of its Affiliates shall be required or be liable to make any payment under the Plan.

         11.2. NO EMPLOYMENT RIGHTS. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company or any Affiliate to continue the services of any Participant, or obligate any Participant to continue in the service of the Company or Affiliates, or as a limitation of the right of the Company or Affiliates to discharge any of their employees, with or without cause.

         11.3. UNFUNDED PLAN. No funds shall be segregated or earmarked for any current or former Participant, Beneficiary or other person under the Plan. However, the Company may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the Company's general creditors. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company in respect of its obligations under the Plan (other than as a general creditor of the Company with an unsecured claim against its general assets). The Company may also choose to use life insurance to assist it in meeting its obligations under the Plan. As a condition of participation in the Plan, each Participant agrees to execute any documents that may be required in connection with obtaining such insurance and to cooperate with any life insurance underwriting requirements; provided, however, that a Participant shall not be required to undergo a medical examination in connection therewith.

         11.4. NONTRANSFERABILITY. Prior to payment thereof, no benefit under the Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind, except pursuant to a domestic relations order awarding benefits to an "alternate payee" (within the meaning of Code Section 414(p)(8)) that the Administrator determines satisfies the criteria set forth in paragraphs (1), (2) and (3) of Code Section 414(p) (a "DRO"). Notwithstanding any provision of the Plan to the contrary, the Plan benefits awarded to an alternate payee under a DRO shall be paid in a single lump sum to the alternate payee as soon as administratively practicable following the date the Administrator determines the order is a DRO.

         11.5. WITHHOLDING. To the extent required by applicable law, the Company shall withhold any taxes required to be withheld on any deferrals under the Plan by any Federal, state or local government. To the extent possible, such withholding shall be taken from the Participant's compensation remaining after any deferral under this Plan for any pay period. In the event the Participant's remaining compensation is insufficient to satisfy the withholding requirements, the Administrator reserves the right to reduce the Participant's Deferral Election, as necessary, to satisfy the withholding requirements. Alternatively, the Administrator, in its sole discretion, may accept payment from the Participant in an amount satisfying the withholding requirement.

         11.6. SUCCESSORS AND ASSIGNS. The rights, privileges, benefits and obligations under the Plan are intended to be, and shall be treated as legal obligations of and binding upon the Company, its successors and assigns, including successors by merger, consolidation, reorganization or otherwise.

         11.7. APPLICABLE LAW. This Plan is established under and will be construed according to the laws of the State of Florida, to the extent not preempted by the laws of the United States.


                                      * * *

         IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed this 4th day of January, 2000.

                                       ROMAC INTERNATIONAL, INC.



                                       By______________________________________







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